EXHIBIT 10.24

                         OFFER LETTER OF JOHN T. SPOTILA

           GTSI Corp. ("GTSI") is pleased to offer you the position of Executive Vice President, Chief Operating Officer, and General Counsel, reporting directly to me. We would like your employment to commence as soon as possible, but no later than January 1, 2001.

      Your target compensation will be $400,010. This will be made up of a base salary of $235,300 (i.e. $9,804.17 semi-monthly) plus participation in the Executive Incentive Compensation plan. At 100% goal attainment, your annual target bonus will be 70% of base salary annualized, equaling $164,710, and includes the opportunity to double this amount. GTSI will guarantee 100% of the bonus during your first six months as an active employee of GTSI (i.e. through June, 2001). The incentive is based on the Executive plan, which, today, is dependent on GTSI achieving its EBT goals.

      You will also be eligible for a one-time bonus of $20,000 to use to help defray actual expenses that you incur if you should you move closer to the corporate office. These monies should be used within 12 months of your start date and evidence of your move should be presented prior to the bonus being paid. If you should leave within a one-year period of joining GTSI you will be required to repay a pro-rated amount of the bonus to GTSI.

      You will be eligible, on the first of the month following your hire date, to join the GTSI benefits plan which would include life insurance, comprehensive medical, dental and vision insurance for yourself and dependents on a contributory basis if you so elect. Detailed information concerning your complete benefits package will be provided to you upon employment. You will be eligible for four weeks of vacation each calendar year. As with all GTSI employees, you will be subject to all Company policies and procedures.

      If your employment ceases for any reason other than for "cause"(1) you will receive a severance equal to 6 months' base salary paid out over the following six months. The option exercise period would be extended for five months to be coterminous with the salary.

      In the case of a "change in control,"(2) you will receive immediate vesting of all outstanding stock options.

      As part of your compensation package, I will recommend to the Compensation Committee of the Company's Board of Directors that the Committee grant to you a nonstatutory stock option ("Option"), effective as of the date of grant (the "Grant Date"), to purchase 180,000 shares of the Company's Common Stock. The exercise price will be equal to the closing price of the Company's Common Stock

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(1) Cause - Termination by GTSI of an officer's employment for "Cause"
means termination as a result of (i) acts or omissions involving unacceptable performance or conduct (examples of which include, but are not limited to: failure or refusal to perform assigned duties or to follow Company policies, as determined in the sole discretion of the Company; commission of sexual harassment; excessive absenteeism; unlawful use or possession of drugs or misuse of legal drugs or alcohol; misappropriation of a Company asset or opportunity; the offer, payment, solicitation or acceptance of any bribe or kickback with respect to the Company's business; the assertion, representation or certification of any false claim or statement to a Company customer; or indictment or conviction for any felony whatsoever or for any misdemeanor involving moral turpitude); (ii) inability for any reason to perform the essential functions of the position; or (iii) other conduct deemed by the Company to be inappropriate for an officer or harmful to the Company's interests or reputation.
(2) Change of control is defined as (i) control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company's shareholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.


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on the Grant Date or, if there has been no trading in the Company's Common Stock on the Grant Date, then the immediately preceding date upon which the Company's Common Stock is so traded (as reported the following business day in The Wall Street Journal). 50,000 options will vest on the Grant Date. Your remaining options will vest and be exercisable, cumulatively, in four equal annual installments with the first installment vesting on the first anniversary of the Grant Date, and will be subject to the terms and provisions of the stock option agreement evidencing the grant of the Option. Your Option shall expire, to the extent not previously exercised, upon the earlier of seven years from the date of initial vesting or three months after you cease to be a GTSI employee. Since this stock option offer is by law subject to approval by GTSI's Board of Directors or a Committee thereof, no one at GTSI can promise or ensure such approval. Nonetheless, I envisage Committee approval without problem.

      To comply with the Immigration Reform and Control Act, you will be required to verify citizenship by completing the enclosed form and presenting the requested documents on the first day of employment. Employment is contingent upon satisfactory references, successful completion of pre-employment drug screening, and the completion of a GTSI Corp. non-disclosure form.

      GTSI Corp is committed to maintaining its competitive position in the employment marketplace. Over the years, we have made progressive changes in our employment benefits package in order to continue this positive position. However, it is agreed that neither this offer of employment, its acceptance, nor the maintenance of personnel policies, procedures, and benefits creates a contract of employment. Please be advised that it is GTSI Corporate's policy that salary issues are discussed between an employee and manager only.

      Customer Relationship Management (CRM) is a fundamental principle upon which GTSI Corp. is going forward into the next Millennium. CRM, as implemented through our contact database, is a unifying strategy that manages all forms of communication with our customers, thereby increasing the value of GTSI Corp. to our customers, and the value of our customers to GTSI Corp. To make this effective, we need the support and commitment of every GTSI employee.

      By executing this letter, you represent and warrant to GTSI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any such agreements of which you have, prior to the date of your execution of this letter, furnished copies to me.

      This letter contains our entire understanding with the respect to your employment with GTSI and supersedes all prior or contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with GTSI of any actual or perceived agent.

      John, we believe you will provide GTSI with the creativity and experience to contribute to continued GTSI growth. We also believe that GTSI can provide you with opportunities for professional growth and financial return. We look forward to the commencement of your employment with GTSI and expect a mutually fulfilling and rewarding relationship.

      Please acknowledge your acceptance of this offer by signing this letter, faxing it to me at 703-222-5275, and sending the original to me by return mail along with your completed application of employment.


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